                                                                    EXHIBIT 99.2

                                                                EXECUTION COPY

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                            STOCK PURCHASE AGREEMENT

                              dated April 11, 1997

                                  by and among

                             OUTDOOR SYSTEMS, INC.,

                        VAN WAGNER COMMUNICATIONS, INC.,

                                RICHARD M. SCHAPS

                                       and

                                  JASON PERLINE






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
                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----

1.    DEFINITIONS..........................................................  1

2.    PURCHASE AND SALE.................................................... 10
      2.1       Agreement to Purchase and Sell............................. 10
      2.2       Closing.................................................... 10
      2.3       Purchase Price............................................. 10
      2.4       Adjustments to Purchase Price.............................. 10
      2.5       Transactions at the Closing................................ 11

3.    REPRESENTATIONS AND WARRANTIES OF SELLER............................. 12
      3.1       Organization and Good Standing............................. 12
      3.2       Authority; No Conflict..................................... 13
      3.3       Capitalization............................................. 14
      3.4       Financial Statements....................................... 14
      3.5       Absence of Changes......................................... 15
      3.6       Permits.................................................... 15
      3.7       The Structures and Site Leases............................. 15
      3.8       Advertising Contracts...................................... 16
      3.9       Absence of Undisclosed Liabilities......................... 16
      3.10      Owned Real Property........................................ 17
      3.11      Title, Encumbrances........................................ 17
      3.12      Taxes...................................................... 17
      3.13      Compliance with Legal Requirements......................... 18
      3.14      Legal Proceedings; Orders.................................. 18
      3.15      Other Contracts............................................ 18
      3.16      Insurance.................................................. 19
      3.17      Environmental Matters...................................... 19
      3.18      Intangible Property........................................ 20
      3.19      Relationships with Affiliates.............................. 20
      3.20      Brokers or Finders......................................... 20
      3.21      Labor Matters.............................................. 20
      3.22      Employee Benefit Matters................................... 20
      3.23      Books and Records.......................................... 22
      3.24      Assets Necessary for Conduct of Business................... 22
      3.25      Bank Accounts.............................................. 22
      3.26      Payments to Employees...................................... 22

3A.   REPRESENTATIONS AND WARRANTIES OF EACH SELLER........................ 22
      3A.1      Authority of Seller; No Conflict........................... 22

      3A.2      Title to Shares............................................ 23
      3A.3      Brokers or Finders......................................... 23

4.    REPRESENTATIONS AND WARRANTIES OF BUYER.............................. 24
      4.1       Organization and Good Standing............................. 24
      4.2       Authority; No Conflict..................................... 24
      4.3       Certain Proceedings........................................ 25
      4.4       Brokers or Finders......................................... 25
      4.5       Investment................................................. 25

5.    COVENANTS............................................................ 25
      5.1       Access and Investigation................................... 25
      5.2       Operation of the Company................................... 25
      5.3       Negative Covenant.......................................... 26
      5.4       Required Approvals......................................... 27
      5.5       Best Efforts............................................... 28
      5.6       Notification............................................... 28
      5.7       Encumbrances and Security Interests........................ 28
      5.8       Non-Transferred Employees.................................. 28
      5.9       Financial Transactions at the Closing...................... 28
      5.10      Non-Competition; Release................................... 29
      5.11      Section 338(h)(10) Election................................ 29
      5.12      Delivery of Financial Statements........................... 31
      5.13      Transfer of Retained Business.............................. 31
      5.14      Intercompany Indebtedness.................................. 31
      5.15      Transfer and Use of Name................................... 32
      5.16      Termination/Assignment of Contracts........................ 32
      5.17      Tax Returns................................................ 32
      5.18      Profit Sharing Plan........................................ 32

6.    COVENANTS OF THE PARTIES RELATING TO ANTITRUST MATTERS............... 33
      6.1  Antitrust Filings............................................... 33

7.    CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE.................. 34
      7.1       Accuracy of Representations................................ 34
      7.2       Sellers' Performance....................................... 35
      7.3       Additional Documents....................................... 35
      7.4       No Proceedings............................................. 35
      7.5       Change in EBITDA........................................... 35
      7.6       Absence of Material Adverse Change......................... 35
      7.7       Termination/Assignment of Agreements and Plans............. 35

8.    CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS TO CLOSE................ 36

      8.1       Accuracy of Representations................................ 36
      8.2       Buyer's Performance........................................ 36
      8.3       Payment of Purchase Price.................................. 36
      8.4       Additional Documents....................................... 36
      8.5       No Proceedings............................................. 36
      8.6       No Prohibition............................................. 37

9.    TERMINATION.......................................................... 37
      9.1       Termination Events......................................... 37
      9.2       Effect of Termination...................................... 37

10.   INDEMNIFICATION; REMEDIES............................................ 38
      10.1      Indemnification and Payment of Damages by Sellers.......... 38
      10.2      Indemnification and Payment of Damages by Buyer............ 38
      10.3      Procedure for Indemnification -- Third Party Claims........ 39
      10.4      Procedure for Indemnification -- Other Claims.............. 40
      10.5      Survival/Limitations....................................... 40
      10.6      Exclusive Remedy........................................... 41
      10.7      General.................................................... 41

11.   GENERAL PROVISIONS................................................... 41
      11.1      Expenses................................................... 41
      11.2      Public Announcements....................................... 42
      11.3      Notices.................................................... 42
      11.4      Further Assurances......................................... 44
      11.5      Waiver..................................................... 44
      11.6      Entire Agreement and Modification.......................... 44
      11.7      Assignments, Successors, and No Third-Party Rights......... 44
      11.8      Severability............................................... 44
      11.9      Post-Closing Access........................................ 44
      11.10     Headings; Construction..................................... 45
      11.11     Applicable Law............................................. 45
      11.12     Incorporation of Exhibits and Schedules.................... 45
      11.13     Counterparts............................................... 45


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
                                    EXHIBITS

Exhibit A         -     Form of Non-Solicitation Agreement
Exhibit B         -     Form of Opinion of Sellers' Counsel
Exhibit C         -     Form of Opinion of Buyer's Counsel


                               DISCLOSURE SCHEDULE

Part 2.3(a)
Part 3.1(a)
Part 3.1(b)
Part 3.2
Part 3.3
Part 3.4
Part 3.5
Part 3.6
Part 3.7(a)
Part 3.7(b)
Part 3.8(a)
Part 3.8(b)
Part 3.9
Part 3.10
Part 3.11
Part 3.12
Part 3.13
Part 3.14
Part 3.15(a)

Part 3.15(b)
Part 3.16
Part 3.17
Part 3.18
Part 3.19
Part 3.21(a)
Part 3.21(b)
Part 3.22(a)
Part 3.22(a)(i)
Part 3.22(c)
Part 3.25
Part 3.A.2
Part 5.2
Part 5.3(c)
Part 5.3(f)
Part 5.3(g)
Part 5.13
Part 5.14
Part 5.16
Part 5.18


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
                            STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement ("Agreement") is dated April 11, 1997 by and among RICHARD M. SCHAPS, a resident of the state of New York ("Schaps"), and JASON PERLINE, a resident of the state of New York ("Perline," and together with Schaps, "Sellers"), VAN WAGNER COMMUNICATIONS, INC., a New York corporation ("Company"), and OUTDOOR SYSTEMS, INC., a Delaware corporation ("Buyer"). (Buyer and Sellers are sometimes herein referred to individually as a "Party" and collectively as the "Parties.")

                                    RECITALS

         The Company is engaged in the Business (as defined herein). Sellers own all of the outstanding capital stock of the Company. Sellers desire to sell, and Buyer desires to purchase, all of the issued and outstanding capital stock of the Company, pursuant to the terms and conditions and subject to the limitations and exclusions contained in this Agreement.

                                    AGREEMENT

         The Parties, for and in consideration of the covenants and agreements herein set forth and intending to be legally bound, agree as follows:


1.       DEFINITIONS

         For purposes of this Agreement, the following terms have the following meanings.

         "ACCREDITED INVESTOR" -- as defined in Regulation D promulgated under the Securities Act.

         "ADVERTISING CONTRACTS" -- all rights under existing and pending sales and advertising contracts associated with the Structures and the Business, and all rights to the advertising copy displayed on the Structures.

         "ADTIME" -- shall mean Adtime Acquisition Holding Co., Inc., a Delaware corporation.

         "AFFILIATES" -- when used with reference to a specified Person, means any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the specified Person. For purposes of this definition of Affiliate, "control" means the possession, directly or indirectly, of the power to direct or to cause the direction of management and policies of the Person in question, whether through the ownership of voting securities or by contract or otherwise.

         "ANTITRUST LAW" -- the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Legal Requirements, decrees, administrative and judicial doctrines that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition through merger or acquisition.

         "ANTITRUST DIVISION" -- Antitrust Division of the United States Department of Justice.

         "AUDITED 1996 FINANCIAL STATEMENTS" -- the audited balance sheets and statement of income of the Company, including all notes thereto, as of and for the fiscal year ended December 31, 1996.

         "BANK" shall mean The First National Bank of Chicago.

         "BANK PAYMENT" -- the aggregate amount of principal and interest owed by the Company to the lenders under the Credit Agreement.

         "BEST EFFORTS" -- the efforts that a prudent Person desirous of achieving a result would use in similar circumstances; provided, that, as used in Article 6 hereof, Best Efforts shall have the meaning ascribed to such term under the laws of the State of New York, including all applicable case-law.

         "BOOKS AND RECORDS" -- All of Company's books and records, other than those relating to the Retained Business.

         "BONUS PAYMENTS" the sum of the amounts to be paid by the Company to various officers, employees and consultants of the Company prior to the Closing pursuant to the Bonus Plan, which amounts shall be determined by the Sellers.

         "BONUS PLAN" -- the bonus plan to be adopted by the Company prior to the Closing Date for the benefit of certain officers, employees and consultants of the Company who remain employed by the Company for a specified transition period prior to the Closing Date.

         "BUSINESS" -- shall mean the business of managing, owning and/or operating out of home advertising, including without limitation, outdoor signs and billboards and managing the Carey Shuttle Bus advertising in New York, and in each case as currently operated by the Company, and shall specifically exclude the Retained Business.

         "BUYER" -- as defined in the first paragraph of this Agreement.

         "BUYER'S BANK" -- Canadian Imperial Bank of Commerce.

         "CLOSING" -- as defined in Section 2.2.


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         "CLOSING DATE" -- the date and time as of which the Closing actually takes place.

         "CLOSING DATE BALANCE SHEET" -- the Company's unaudited Balance Sheet as of the Closing Date, excluding the Retained Business, prepared according to GAAP.

         "CLOSING DATE NET WORKING CAPITAL" -- the net working capital of the Company without any assets or liabilities associated with the Retained Business as of the Closing, computed in accordance with GAAP after giving effect to the Proration, and subject to the following:

         (a) Net working capital shall be calculated without regard to, and shall not include (i) the Indebtedness for Borrowed Money; (ii) the Bonus Payments; (iii) the expenses referred to in Section 5.2(f); (iv) the loan referred to in Section 2.5(a); (v) any current asset or current liability with respect to a Retained Business; or (vi) any other cost or obligation which Sellers are required to pay for at or before Closing as a condition to Buyer's obligation to close hereunder; and

         (b) for purposes of this Agreement, current assets will include (if the acquisition thereof has been approved by the Buyer in writing) capital assets purchased between the date hereof and the Closing Date, at the cost thereof less the excess of fair market value over the sales price for any capital asset disposed of by the Company during the same period; if any current or long-term liability is owed in connection with such capital asset, then any such liability will be deemed a current liability for purposes of calculating Closing Date Net Working Capital.

         "CLOSING DOCUMENTS" -- any documents to be executed at Closing pursuant to this Agreement.

         "CONSENT" -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

         "CONTEMPLATED TRANSACTIONS" -- all of the transactions contemplated by this Agreement, including: (a) the purchase of the Shares by Buyer from Sellers, and (b) the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement.

         "CONTRACT" -- any agreement, contract, obligation, or undertaking (whether written or oral and whether express or implied) that is legally binding.

         "CREDIT AGREEMENT" that certain Amended and Restated Credit Agreement dated January 4, 1996, as amended, by and among the Company and the Bank, as agent for the lenders thereunder.

         "DAMAGES" -- any loss, liability, claim, damage, expense, including Expenses (including reasonable costs of investigation and defense and reasonable attorneys' fees, expenses and charges, and specifically excluding any consequential damages or loss of profits), whether or not involving a third-party claim; provided, that, in the event that a Closing hereunder does not occur through a breach by the Buyer, and Sellers subsequently sell all of the stock or substantially all of the assets of the Company, consequential damages shall not be deemed to include, and therefore Damages shall include, but not be limited to (i) the difference between $170 million and the lesser amount received by the Sellers in respect of such sale, and (ii) all fees, costs and expenses incurred by Sellers in connection with any such sale, which sale shall not be required to prove damages; provided, however, that any such sale must be at arm's-length with a bona fide purchaser.

         "DISCLOSURE SCHEDULE" -- the disclosure schedule, delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

         "EBITDA" -- income from operations before interest, taxes, depreciation and amortization.

         "EMPLOYEE BENEFIT PLAN" -- any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

         "EMPLOYEE PENSION BENEFIT PLAN" -- has the meaning set forth in ERISA Section3(2).

         "EMPLOYEE WELFARE BENEFIT PLAN" -- has the meaning set forth in ERISA Section3(1).

         "ENCUMBRANCE" -- any charge, claim, equitable interest, lien, option, pledge, security interest, mortgage, right of first refusal, or restriction of any kind, including any restriction on use, transfer, receipt of income, or exercise of any other attribute of ownership.

         "ENVIRONMENT" -- soil, land surface or subsurface strata, surface waters, groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

         "ENVIRONMENTAL LAW" -- any Legal Requirement pertaining to environmental discharges, Release, emissions or spills or the manufacture, sale, processing, handling, transportation, storage or disposal of any Hazardous Materials, or relating to any environmental processes or condition, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act ("RCRA"), the Endangered Species Act, the

Federal Insecticide, Fungicide and Rodenticide Act, the Hazardous Materials Transportation Act, the Surface Mining Control and Reclamation Act, the Emergency Planning and Community Right to Know Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Coastal Zone Management Act, the National Environmental Policy Act, the Noise Control Act. As used in this Agreement, Environmental Laws shall mean any of such laws or regulations as the same exist now or at the Closing Date.

         "ERISA" -- the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "EXECUTIVES" -- Richard M. Schaps, Dirk S. Gould, Robert Fauser, William Beattie, Bill Crabtree and Jason Perline.

         "FINANCIAL STATEMENTS" -- as defined in Section 3.4.

         "FINANCING ARRANGEMENTS" -- Buyer's financing arrangements with Buyer's Bank in connection with the Contemplated Transactions.

         "FTC" -- the United States Federal Trade Commission.

         "GAAP" -- United States generally accepted accounting principles as in effect from time to time.

         "GOVERNMENTAL AUTHORIZATION" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "GOVERNMENTAL BODY" -- any federal, state, local, municipal, foreign, or other government; or governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal).

         "HAZARDOUS MATERIALS" -- any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

         "HSR ACT" -- the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any regulations and rules promulgated thereunder.

         "INDEBTEDNESS FOR BORROWED MONEY" -- the Bank Payment and the Perline Loan.

         "INDEMNIFIED PERSON" -- any of the Seller Indemnified Persons or the Buyer Indemnified Persons, as the context requires.

         "INDEMNIFYING PARTY" -- Buyer or any or both of Sellers, as the context requires.

         "INTANGIBLE PROPERTY" -- All right, title and interest in and to the goodwill and other intangible property (except for the Company's corporate or trade names and trade logos) used in connection with the Business, all licenses, permits and authorizations pertaining to the Business or the right to own and operate the Business and all right, title and interest in and to (i) any intellectual property used in connection with the Business, and (ii) all records and data relating specifically to the Business.

         "IRC" -- the Internal Revenue Code of 1986, as amended from time to time, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

         "IRS" -- the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

         "JOINT VENTURES" -- the entity formed by the Company and: (i) Transit Graphics Ltd., known as Van Wagner Transit Graphics, pursuant to the Joint Venture Agreement dated March 20, 1991 (New York); (ii) Zapco 1500 Investment L.P., a Delaware limited partnership known as 1500 Signs Company, pursuant to the Joint Venture Agreement dated June 1, 1996, as amended (New York); (iii) Bertelsman Property, Inc., as successor to Broadway State Partners, a New York limited partnership, known as Broadway Signs Company, pursuant to the Agreement dated February 20, 1990 (New York); (iv) Metro Display Advertising, Inc., known as VW Metro Company pursuant to the Joint Venture Agreement dated as of November 18, 1994 (California); and (v) Tall Wall Media, Inc., known as Van Wagner Tall Wall Media, LLC, a California limited liability company, pursuant to the Operating Agreement dated as of December 20, 1996.

         "KNOWLEDGE" -- a Person will be deemed to have "Knowledge" of a particular fact or other matter only if such Person is actually aware of such fact or other matter without making any independent inquiry or investigation. Knowledge of the Company shall mean the Knowledge of the Executives. Knowledge of the Company and the Sellers shall mean the Knowledge of any one of them. Knowledge of the Buyer shall mean Knowledge of any of William Levine, Bill Beverage, Robert M. Reade, John R. Clements or Arthur Marino.

         "LEGAL REQUIREMENT" -- any federal, state, local, municipal, foreign, international, multinational, or other administrative Order, constitution, law, ordinance, regulation, statute, or treaty.

         "LOAN AMOUNT" -- the aggregate amount of principal and interest owed by Adtime to the Company pursuant to that certain Promissory Note from Adtime to the Company dated December 12, 1996 in the original principal amount of $11 million.

         "MATERIAL ADVERSE CHANGE" -- a change that is reasonably likely to cause a Material Adverse Effect; without in any way limiting the foregoing, the following shall not be considered a Material Adverse Change: (i) the termination of any Contract listed on the Disclosure Schedule in accordance with its terms,
(ii) the failure to obtain any of the Consents of the other parties to the Contracts listed on Part 3.2 of the Disclosure Schedule, or (iii) any change resulting substantially and proximately from the public announcement or pendency of this Agreement or the Contemplated Transactions.

         "MATERIAL ADVERSE EFFECT" -- a material adverse effect on the Company or its operations or financial condition taken as a whole.

         "MOST RECENT FINANCIAL STATEMENTS" -- as defined in Section 3.4.

         "MULTIEMPLOYER PLAN" -- as defined in ERISA Section3(37).

         "NON-SOLICITATION AGREEMENT" -- as defined in Section 5.10.

         "NON-TRANSFERRED EMPLOYEES" -- as defined in Section 5.8.

         "ORDER" -- any award, decision, decree, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

         "ORDINARY COURSE OF BUSINESS" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" if such action is consistent with the past custom and practices of such Person and is taken in the ordinary course of the normal operations of such Person (including with respect to quantity and frequency).

         "ORGANIZATIONAL DOCUMENTS" -- (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

         "OTHER CONTRACT" -- any Contract (other than a Site Lease, Advertising Contract or Permit) relating to or affecting the Company (i) under which the Company has or may acquire any rights, (ii) under which the Company has or may become subject to any obligation or liability, or (iii) by which the Company or the Business is or may become bound.

         "OWNED REAL PROPERTY" -- all of the real property owned in fee by Seller and any rights therein, and all buildings, facilities, structures, fixtures, leasehold and other improvements located thereon.

         "PARTY" -- as defined in the first paragraph of this Agreement.

         "PARTIES" -- as defined in the first paragraph of this Agreement.

         "PERLINE LOAN" -- the aggregate amount of principal and interest owed by the Company to Jason Perline pursuant to the terms of that certain Senior Subordinated Note of the Company dated January 4, 1996, as amended, in the original principal amount of $5 million.

         "PERMITS" -- all state and local licenses or permits/tags and other Governmental Authorizations of the Company that are required for the operation of the Business, including the Structures.

         "PERMITTED LIENS" -- Encumbrances for taxes not yet delinquent or, if delinquent, being contested in good faith, and with respect to real property, installments of special assessments not yet delinquent or, if delinquent, being contested in good faith, recorded easements, covenants and other restrictions, and utility easements, building restrictions, zoning restrictions and other easements and restrictions which do not impair the current use of the parcel of real property, interests of lessors and Encumbrances set forth in the Title Policy and Encumbrances which are within the definition of current liabilities as contemplated under the definition of Closing Date Net Working Capital.

         "PERSON" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

         "PHANTOM STOCK PLAN" -- the Phantom Unit Appreciation Rights Plan of the Company dated January 1, 1996.

         "PLEDGE" -- the security interest in the Shares in favor of the Bank.

         "PROCEEDING" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         "PRO-RATA PERCENTAGE" -- with respect to Richard M. Schaps, 95%, and with respect to Jason Perline, 5%, of any amounts required to be paid by Sellers under Article 10 hereof.

      "PRORATION" -- the proration of all of the Company's revenues and expenses without the Retained Business as of the Closing Date. Revenues and expenses will be recognized according to GAAP and on the number of days of postings before and after the Closing Date. For purposes of this definition, one month shall be deemed to have thirty (30) days and one year shall be deemed to have three hundred and sixty (360) days.

      "PURCHASE PRICE" -- as defined in Section 2.3.

      "RELEASE" -- any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

      "REPRESENTATIVE" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

      "RETAINED BUSINESS" -- as defined in Section 5.13.

      "SECTION 338(H)(10) ELECTION" -- as defined in Section 5.11

      "SECURITIES ACT" -- the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

      "SELLERS" -- as defined in the first paragraph of this Agreement.

      "SHARES" -- as described in Section 3.3.

      "SHAREHOLDERS' AGREEMENT" -- the Shareholders' Agreement between the Sellers and the Company dated as of January 4, 1996, as amended.

      "SITE LEASES" -- all leases, subleases and all other grants of the right to place, construct, own, operate or maintain a Structure on land, buildings and/or other real property owned by third parties.

      "STRUCTURES" -- all of the billboard displays, and other out-of-home advertising structures, together with all components, fixtures, parts, appurtenances, and equipment attached to or made a part thereof that are existing, under construction or for which the Company has any rights.

      "TAX" -- shall mean all tax (including income tax, capital gains tax, value added tax, sales tax, property tax, transfer tax or intangibles tax), levy assessment, tariff, duty, deficiency or other fee and any related charge or amount (including fine, penalty and interest) imposed, assessed or collected by or under the authority of any Governmental Body.

      "TAX RETURN" -- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

      "THREATENED" -- a claim or Proceeding will be deemed to have been "THREATENED" if any written demand or statement has been delivered to the Company or any written notice has been delivered to the Company that would lead a prudent Person to conclude that such a claim or Proceeding is likely to be asserted, commenced or taken in the future.

      "TITLE POLICY"  -- as defined in Section 3.10.


2.    PURCHASE AND SALE

      2.1 AGREEMENT TO PURCHASE AND SELL. Subject to the terms and conditions of this Agreement, each Seller hereby agrees to grant, sell, assign, transfer, convey and deliver to Buyer all right, title and interest in and to the Shares owned by him, free and clear of any Encumbrances, other than Encumbrances that may be created by, or as a result of actions of, Buyer, and Buyer hereby agrees to buy and acquire the Shares from Sellers.

      2.2 CLOSING. The purchase and sale of the Shares (the "Closing") provided for in this Agreement will take place, subject to the satisfaction of the conditions in Sections 7 and 8 hereof, at the offices of Baer Marks & Upham LLP, 805 Third Avenue, New York, New York 10022, commencing at 10:00 a.m. local time on the date which is the later of (i) ten days after the delivery by Sellers to Buyer of the Audited 1996 Financial Statements, and (ii) four (4) business days after the expiration or termination of the applicable waiting period under the HSR Act, or such other time and place as the Parties may agree in writing. The effective time of the Closing shall be 11:59 p.m., Eastern Standard Time, on the Closing Date.

      2.3 PURCHASE PRICE. The aggregate purchase price for the Shares shall be One Hundred Seventy Million Dollars ($170,000,000), as adjusted in accordance with Section 2.4 hereof (the "Purchase Price"). The Purchase Price shall be paid by wire transfer of immediately available funds, to the accounts designated by Sellers in writing delivered to Buyer at least two (2) business days prior to the Closing Date, and shall be allocated between Schaps and Perline in the percentages provided in Part 2.3(a) of the Disclosure Schedule.

      2.4 ADJUSTMENTS TO PURCHASE PRICE. The Purchase Price shall be subject to adjustment as follows;

            (a)   The Purchase Price shall be decreased by:

                           (i) the Bonus Payments paid or owed by the Company at or prior to Closing; and

                           (ii)     the Indebtedness for Borrowed Money; and

                           (iii) to the extent not paid prior to the Closing, all liabilities of the Company not included in the calculation of Closing Date Net Working Capital except for those which do not have a monetary effect on the Company.

                  (b) The Purchase Price shall be increased or decreased as follows:

                           (i) to the extent that the Closing Date Net Working Capital is a positive amount, the Purchase Price shall be increased by a dollar amount equal to the positive balance; and

                           (ii) to the extent that the Closing Date Net Working Capital is a negative amount, the Purchase Price shall be reduced by a dollar amount equal to the negative balance.

         (c)      The Purchase Price shall be further adjusted as provided in
Section 5.11.

         (d) The Purchase Price adjustments in (a) and (b) above shall be made at Closing based on an estimate of all items (except the adjustment provided for in Section 5.11 hereof) from an estimated Closing Date Balance Sheet and income statement prepared by the Company's outside certified public accountants pursuant to the terms of this Agreement and reviewed by Buyer's outside certified public accountants. Within ninety (90) days after the Closing, the Buyer will prepare and provide to Sellers calculations of adjustments to the Purchase Price under this Section 2.4. Within ninety (90) days after receipt thereof, Sellers shall provide Buyer with any objections to such calculations. The Parties and their respective representatives shall thereafter work in good faith to resolve any discrepancies. If the Parties and their Representatives are unable to resolve such discrepancies within thirty (30) days, the matter shall be submitted to an accounting firm or other third party mutually acceptable to the Parties, whose determination shall be final and binding on the Parties, and fifty (50%) of the fees and expenses of such third party shall be borne by each of Buyer, on the one hand and Sellers (in accordance with their respective Pro-Rata Percentage), on the other hand. Any required refund or payment with respect to the Purchase Price shall be made promptly after a final determination of such calculations is made.

         2.5 TRANSACTIONS AT THE CLOSING. The following transactions shall take place at the Closing in the order listed whereby no more than the Purchase Price amount will be loaned by Buyer to the Company at Sellers' request at the Closing.

                  (a) Buyer will loan the Company, at Closing, the amount requested by Sellers at least two (2) business days prior to the Closing to allow the Company to meet its and the Sellers' obligations under this Agreement, including, without limitation the Bonus Payments, the Indebtedness for Borrowed Money, and all of the professional fees and brokerage fees incurred by the Company in regard to preparing the Company for sale and selling it to the Buyer.

                  (b) Sellers shall deliver to Buyer (i) the original stock certificates representing the Shares, endorsed in blank or accompanied by duly executed assignment documents, (ii) the Noncompetition Agreements, (iii) duly executed resignations of each of the officers, (other than Non-Transferred Employees), Executives and directors of the Company and each of the trustees and fiduciaries of each pension and other plan of the Company, (iv) duly executed releases of each of the Executives, (v) all minute books and corporate and stock records of the Company other than those which relate to the Retained Business, and (vi) all other instruments of transfer and all other related documents, if any, as may be reasonably necessary to evidence or perfect the sale, assignment, transfer, and conveyance to Buyer of good title to the Shares in accordance with this Agreement.

                  (c) The Company shall deliver to Buyer any documents or records, including payoff letters reasonably requested by Buyer, including, without limitation, releases of Encumbrances on the Shares and releases of all other obligations of the Company and Encumbrances securing the same, which the Sellers have agreed hereunder to discharge on or prior to the Closing Date.

                  (d) Sellers shall cause Adtime to repay the Loan Amount to the Company.

                  (e) The Parties shall deliver to each other such other agreements, instruments, opinions, certificates, and other documents referred to in or contemplated by this Agreement.


3.       REPRESENTATIONS AND WARRANTIES OF SELLERS

         The Company and Sellers, jointly and severally, represent and warrant to Buyer as follows:

         3.1 ORGANIZATION AND GOOD STANDING. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full power and authority to conduct the Business as it is now being conducted, to own or use its assets, and to perform all its obligations. Sellers have delivered or made available to Buyer true and complete copies of the Company's Organizational Documents, as currently in effect. The Company is duly qualified and in good standing to do business in New York and California and each other jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the lack of such qualification would not have a Material Adverse Effect. Except as set forth on
Part 3.1(a) of the Disclosure Schedule, and except with respect to the Retained Business, the Company does not directly or indirectly own any interest in any corporation, joint venture or other entity.

                  (b) Each Joint Venture that is a legal entity has been duly organized, is validly existing and is in good standing under the laws of the jurisdiction of its formation, with full power and authority to conduct its business as now being conducted and to own or use its assets and to perform all of its obligations. Sellers have delivered or made available to Buyer true and complete copies of the Organizational Documents of each Joint Venture, as currently in effect. Each Joint Venture is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualifications necessary, except where the lack of such qualification would not have a Material Adverse Effect. Except as set forth on Part 3.1(b) of the Disclosure Schedule, the Joint Ventures do not directly or indirectly own any interest in any corporation, joint venture or other entity.

         3.2      AUTHORITY; NO CONFLICT.

                  (a) This Agreement has been duly executed and delivered by the Company and, assuming the valid execution and delivery by the other parties hereto, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the equitable principles and the discretion of the court before which any proceeding therefor may be brought (whether at law or in equity). Upon the execution and delivery by the Company of any other agreements to be executed at Closing pursuant to this Agreement, such agreements shall, assuming the valid execution and delivery by the other parties thereto, constitute the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their respective terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the equitable principles and the discretion of the court before which any proceeding therefor may be brought (whether at law or in equity). The Company has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and such other agreements to which it is a Party and to perform its obligations thereunder. The execution, delivery and performance of this Agreement has been specifically authorized by the shareholders and directors of the Company.

                  (b) Except as set forth in Part 3.2 of the Disclosure Schedule, neither the execution and delivery by the Company or Sellers of this Agreement nor the consummation or performance by the Company or Sellers of any of the Contemplated Transactions will:

                           (i) conflict with, violate or result in a breach of (A) any provision of the Organizational Documents of the Company or the Joint Ventures; or (B) any Legal Requirement or any Order to which the Company or the Joint Ventures or any of their respective assets may be subject; or

                           (ii) (A) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Contract to which the Company or any of the Joint Ventures is a Party; or (B) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets of the Company or the Joint Ventures.

                  (c) Except for (i) filings under the HSR Act, (ii) Consents that may be required under any Site Leases, and (iii) as set forth in
Part 3.2 of the Disclosure Schedule, the Company and each of the Joint Ventures is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         3.3 CAPITALIZATION. The Company has authorized capital stock consisting of: Three Hundred (300) shares of common stock, no par value, of which 105.263157895 shares are issued and outstanding. All of the issued and outstanding shares of the Company ("Shares") have been duly authorized, are validly issued, fully paid, and nonassessable, and are held beneficially and of record by Sellers as set forth in Part 3.3 of the Disclosure Schedule. Except as set forth in Part 3.3 of the Disclosure Schedule or any other part of the Disclosure Schedule, (i) there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock;
(ii) there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company; and (iii) there is no liability or other indebtedness for dividends or other distributions declared or accumulated and unpaid with respect to the capital stock of the Company.

         3.4      FINANCIAL STATEMENTS.

                  (a) Attached hereto as Part 3.4 of the Disclosure Schedule are the following financial statements of the Company (collectively, the "Financial Statements"): (i) audited balance sheet and statement of income as of and for the fiscal year ended December 31, 1995, and (ii) the unaudited balance sheet and statement of income as of and for the fiscal year ended December 31, 1996 (the "Most Recent Financial Statements"). The Financial Statements

(including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis through the periods covered thereby and present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods; provided, however, that the Most Recent Financial Statements lack footnotes and other presentation items.

                  (b) The Company has previously furnished to Buyer an unaudited balance sheet and statement of operations as of December 31, 1996 relating to the Retained Businesses (the "Retained Business Financial Statements"). The Retained Business Financial Statements have been prepared in accordance with the policies stated therein.

         3.5 ABSENCE OF CHANGES. Since December 31, 1996 and except as set forth on Part 3.5 of the Disclosure Schedule, there has not been:

                  (i) Any change in the shares of capital stock of the Company that are authorized or in those that are issued and outstanding, or any grant of options, warrants, or other rights or convertible or exchangeable securities calling for the issuance thereof;

                  (ii) Any declaration of any dividend in respect of the Shares which has not been paid;

                  (iii) Any change in the method of accounting or accounting practices of Company; or

                  (iv) Any transaction by the Company outside the Ordinary Course of Business.

         3.6 PERMITS. Part 3.6 of the Disclosure Schedule lists substantially all of the Permits held by the Company. Except as indicated on
Part 3.6 of the Disclosure Schedule, the Company has not received written notice that any Governmental Body issuing any Permit intends to cancel, terminate, modify or amend any Permit listed on Part 3.6 of the Disclosure Schedule. Notwithstanding anything otherwise contained in this Agreement, including but not limited to Section 3.13 hereof, this Section 3.6 shall be the only Section in this Agreement which is applicable to, and under which the Sellers make any representation with respect to, the Permits.

         3.7 THE STRUCTURES AND SITE LEASES. (a) Part 3.7(a) of the Disclosure Schedule lists all Site Leases of the Company. Sellers have delivered or made available to Buyer true and complete copies of the Site Leases. On the date hereof, the Site Leases are in full force and effect, and with respect to those Site Leases to which the Company or a Joint Venture is a party, are binding upon the Company or the Joint Ventures, respectively, and, to the Company's Knowledge, on the other parties thereto, in accordance with their terms, except as to those Site Leases the terms of which have expired, which are, consequently, agreements "at will" or "month to month", as applicable. Except as set forth on Part 3.7(a) of the Disclosure Schedule, each of the Structures located at any Site Lease or otherwise owned, leased or subleased by the Company or the Joint Ventures are in condition to accept faces and in adequate condition and repair for its current use, except for Structures as to which the failure to meet any such requirement would not have a Material Adverse Effect.

                  (b) Except as set forth in Part 3.7(b) of the Disclosure Schedule (i) to the Company's Knowledge, no default by Company or any other party has occurred under the Site Leases, (ii) to the Company's Knowledge, no event, occurrence or condition exists which (with or without notice or lapse of time or the happening of any further event or condition) would become a material default by the Company or any Joint Venture thereunder or would entitle any other party to terminate a Site Lease, to make a claim or set-off against Company or otherwise to amend such Site Lease or prevent such Site Lease from being renewed (if renewable) in accordance with its terms, except for any of the foregoing which would not have a Material Adverse Effect, and (iii) the Company and the Joint Ventures have not received any written notice of default, termination or non-renewal under any Site Lease.

         3.8      ADVERTISING CONTRACTS.

                  (a) Part 3.8(a) of the Disclosure Schedule contains a list of all material Advertising Contracts as of the date hereof. Sellers have made available or delivered to Buyer true and complete copies of all of the Advertising Contracts set forth in Part 3.8(a) of the Disclosure Schedule.

                  (b) Except as set forth in Part 3.8(b) of the Disclosure Schedule, all sales made to advertisers have been made pursuant to Advertising Contracts. The Advertising Contracts set forth in Part 3.8(a) of the Disclosure Schedule are in full force and effect, and with respect to those Advertising Contracts to which the Company or a Joint Venture is a party, are binding upon the Company or the Joint Venture and, to the Company's Knowledge, upon the other parties thereto in accordance with their terms. Except as set forth in Part 3.8(b) of the Disclosure Schedule, or as would not have a Material Adverse Effect, (i) no default by Company or, to the Company's Knowledge, by any other party, has occurred under the Advertising Contracts set forth in Part 3.8(a) of the Disclosure Schedule, and (ii) no event, occurrence or condition exists which (with or without notice or lapse of time or the happening of any further event or condition) would become a default by Company thereunder or would entitle any other party to terminate an Advertising Contract set forth in Part 3.8(a) of the Disclosure Schedule, to make a claim or set-off against Company or otherwise to amend such Advertising Contract or prevent such Advertising Contract from being renewed (if renewable) in accordance with its terms.

                  3.9 ABSENCE OF UNDISCLOSED LIABILITIES. Except for and to the extent monetary liabilities and obligations are (a) provided for in the balance sheet included in the Most Recent Financial Statements, (b) disclosed in Part
3.9 of the Disclosure Schedule or on any other Part of the Disclosure Schedule,
(c) incurred since the date of the Most Recent Financial Statements in the Ordinary Course of Business, or (d) any liability or obligation that may result from any Section 338(h)(10) Election, the Company has no monetary liabilities or obligations (whether direct, indirect, accrued or contingent) in excess of $25,000 and there is no existing condition or situation which could reasonably be expected to result in any such monetary liabilities or obligations.

        3.10 OWNED REAL PROPERTY. Part 3.10 of the Disclosure Schedule contains a list of all Owned Real Property. The Company has good and marketable record title to the Owned Real Property, to the extent set forth in the Pioneer National Title Insurance Co. and the Title Guarantee Company Policy No. T41-88-01644 (together, the "Title Policy"), such title being a fee interest in the Owned Real Property. The Company has not received any notice of pending or Threatened claims, Proceedings, planned public improvements, annexations, special assessments, rezonings or other adverse claims affecting the Owned Real Property. To the Knowledge of the Company and the Sellers, all improvements on the Owned Real Property are in compliance with all applicable Legal Requirements, except for those that if not in compliance would not have a Material Adverse Effect.

         3.11 TITLE, ENCUMBRANCES. Except as set forth on Part 3.11 of the Disclosure Schedule, (i) the Company owns or has good title to all of its assets, and (ii) all of such assets are owned by Company free and clear of all Encumbrances except for Permitted Liens.

         3.12     TAXES.

                  (a) Except as set forth on Part 3.12 of the Disclosure Schedule, and except for Taxes that might arise as a result of the signing of this Agreement or the consummation of the Contemplated Transactions, the Section 338(h)(10) Election, the Company has (i) correctly prepared and timely filed all Tax Returns required to be filed by it in respect of any Taxes, (ii) timely and properly paid all Taxes that are due and payable, (iii) established on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable, and (iv) complied in all respect with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has timely and properly withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable Legal Requirements.

                  (b) Except as set forth Part 3.12 of the Disclosure Schedule, no deficiency for any Taxes has been proposed, asserted or assessed against the Company which has not been resolved and paid in full. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (c) Except as set forth on Part 3.12 of the Disclosure Schedule, no Tax Returns with respect to the Company for taxable periods ended on or after December 31, 1990 have been audited, and no Tax Returns of the Company are currently the subject of audit. The

Company has delivered or made available to the Buyer correct and complete copies of all Tax Returns filed by the Company since December 31, 1990.

                  (d) The Company is not a party to any Tax allocation or sharing agreement and is not liable for the Taxes of any other Person.

                  (e) The Company has not been a member of an affiliated group within the meaning of IRC Section1504 which filed or was required to file a consolidated Tax Return.

                  (f) The Company is an "S corporation" having elected that status pursuant to IRC Section 1362 effective March 1, 1989.

         3.13 COMPLIANCE WITH LEGAL REQUIREMENTS. The Company has complied in all respects with (i) all Legal Requirements applicable to the Company with respect to Site Leases, Structures and Advertising Contracts, except in each case for any such noncompliance which would not have a Material Adverse Effect, and (ii) all other Legal Requirements of the Company; provided, however, that this Section 3.13 shall not be applicable to, or be deemed to include any representation or warranty with respect to, any Permit or any Legal Requirement relating to any Permit. Except as disclosed in Part 3.13 of the Disclosure Schedule, the Company has not been Threatened to be charged with or given written notice of any violation of (which has not been cured), nor to the Company's and Sellers' Knowledge, is the Company under investigation with respect to any violation of, any Legal Requirements applicable to the Company.

         3.14 LEGAL PROCEEDINGS; ORDERS. Except as set forth in Part 3.14 of the Disclosure Schedule, there is no Proceeding pending or, to the Knowledge of the Company and Sellers, Threatened against the Company or that challenges, or may have the effect of preventing or otherwise interfering with any of the Contemplated Transactions, and there is no Order to which the Company is subject.

         3.15     OTHER CONTRACTS.

                  (a) Except as disclosed in Part 3.15(a) of the Disclosure Schedule the Company and each Joint Venture is not a Party to or bound by (i) any agreement evidencing indebtedness for money borrowed by the Company or for loans made by the Company in excess of $25,000; (ii) any joint venture, partnership or Other Contract involving a sharing of profits, losses, costs or liabilities by the Company with any other person; (iii) any non-competition or non-solicitation agreement containing covenants that in any way purport to restrict the business activity of the Company with respect to the Business; (iv) any power of attorney of the Company that is currently effective and outstanding; (v) any written guaranty, performance bond or letter of credit of the Company; (vi) any written indemnity of the Company provided in connection with the acquisition or disposition of a business by the Company since January 1, 1992; (vii) any collective bargaining agreement, employment agreement or confidentiality agreement; (viii) any sales agency agreements or other agreement of the Company providing for sales commissions; (ix) any management contracts; and (x) any Other Contract obligating the Company for payments in excess of Twenty-Five Thousand Dollars ($25,000) per year which is not cancelable by the Company or a Joint Venture, without penalty within a thirty (30) day period. The Company has delivered or made available to Buyer true and complete copies of all such Contracts. The Other Contracts listed on Part 3.15(a) of the Disclosure Schedule are collectively referred to as the "Material Other Contracts".

                  (b) The Material Other Contracts are in full force and effect, and are binding upon the Company or the Joint Ventures, as applicable, and, to the Company's Knowledge, upon the other parties thereto. Except as set forth in
Part 3.15(b) of the Disclosure Schedule, (i) no default by the Company or, to the Company's Knowledge, any other party, has occurred under the Material Other Contracts, and (ii) no event, occurrence or condition exists which (with or without notice or lapse of time or the happening of any further event or condition) would become a default by Company or a Joint Venture, as applicable, thereunder or would entitle any other party to terminate a Material Other Contract, to make a claim or set-off against Company or otherwise to amend such Material Other Contract or prevent such Material Other Contract from being renewed (if renewable) in accordance with its terms.

         3.16 INSURANCE. The Company maintains in full force and effect policies of fire and other casualty, liability, title and other forms of insurance covering its assets and the Business, and the operation thereof, of the types and with the amounts of coverage as are consistent with industry standards for outdoor advertising businesses comparable to the Business. All such policies are in full force and effect, all premiums with respect thereto have been paid, and no notice of cancellation or termination has been received by the Company, or to the Knowledge of the Company and the Sellers, Threatened to be given, with respect to any such policy. Part 3.16 of the Disclosure Schedule lists all claims pending or for which coverage is disputed under any such insurance policy.

         3.17 ENVIRONMENTAL MATTERS. Except as set forth in Part 3.17 of the Disclosure Schedule:

                  (a) The Company is, and at all times has been, in material compliance with, and has not been and is not in violation of or liable under, any Environmental Law, except for those violations and liabilities that would not have Material Adverse Effect. There are no pending or, to the Knowledge of the Company and Sellers, Threatened Encumbrances resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law.

                  (b) Neither the Company nor the Sellers has Knowledge of, nor has the Company received, any written citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to any alleged actual or potential liability with respect to Hazardous Materials.

                  (c) The Company and Sellers have not initiated and do not possess any reports, studies, analyses, tests, or monitoring pertaining to Hazardous Materials or Hazardous Activities in, on, or under the properties owned or leased by the Company or the Joint Ventures.

         3.18 INTANGIBLE PROPERTY. Except as set forth in Part 3.18 of the Disclosure Schedule, the Company uses no Intangible Property in connection with the operation of the Business except for the Permits, the Books and Records, the trade name "Van Wagner" and licenses for commonly available software programs under which Company is the licensee.

         3.19     RELATIONSHIPS WITH AFFILIATES. Except as set forth on Part
3.19 of the Disclosure Schedule, (a) the Company is not a party to any contract with any of the Sellers or other Affiliates of the Company or immediate family members of Sellers or such Affiliates, and (b) neither of the Sellers nor any of their Affiliates or any of their respective immediate family members, or any other Affiliate of Company, is the owner (of record or as a beneficial owner) of an equity interest or any other financial or profit interest in, a Person that has business dealings or a material financial interest in any transaction with Company.

         3.20 BROKERS OR FINDERS. The Company has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement that will not be paid by Sellers at or prior to the Closing.

         3.21 LABOR MATTERS. (a) Except as set forth in Part 3.21(a) of the Disclosure Schedule, (i) the Company is not a party to or bound by, and its employees are not covered by, any labor or collective bargaining agreement; (ii) there are no pending or, to the Company's and Sellers' Knowledge, Threatened strikes, work stoppages, slowdowns, lockouts, unfair labor practice charges or complaints, grievances or arbitrations arising out of a collective bargaining agreement, or other labor disputes against the Company and during the past three
(3) years there has not been any such action or proceeding; (iii) there are no pending or, to the Company and Sellers' Knowledge, Threatened complaints, charges or claims against the Company with any Governmental Authority regarding the employment or termination of employment by the Company of any individual;
(iv) except as previously provided or made available to the Buyer, the Company has no written personnel policies applicable to employees; and (v) no union organization campaign is presently in progress.

                  (b) Part 3.21(b) of the Disclosure Schedule lists the names of all present employees of the Company, the total compensation payable to each, and accrued sick, personal and vacation days for each (or pay in lieu thereof), except for the Executives. The Joint Ventures do not have any employees.

         3.22     EMPLOYEE BENEFIT MATTERS.

                  (a) Part 3.22(a) of the Disclosure Schedule lists each Employee Benefit Plan that the Company maintains or to which the Company contributes.

                           (i) Except as set forth on Part 3.22(a)(i) of the Disclosure Schedule, each such Employee Benefit Plan that is not a Multiemployer Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA and the IRC.

                           (ii) With respect to each Employee Pension Benefit Plan that is not a Multiemployer Plan maintained by the Company that is intended to qualify under Code Section401(a) (A) the Company has made available to Buyer the most recent opinion letter issued by the IRS, and (B) to the Company's Knowledge, there have been no prohibited transactions (within the meaning of Section 406 of ERISA or IRC Section4975) for which no exemption exists under Section 408 of ERISA or IRC Section4975 and for which there is any material liability or civil penalty assessed pursuant to Section 502 of ERISA or material taxes imposed by IRC Section4975.

                           (iii) The Company has delivered or made available to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent opinion letter received from the IRS, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements with respect to each of the Company's Employee Benefit Plans that is not a Multiemployer Plan.

                  (b) With respect to each Employee Benefit Plan that is not a Multiemployer Plan that the Company maintains or to which it contributes, or is required to contribute:

                           (i) No such Employee Benefit Plan is or has been subject to Title IV of ERISA.

                           (ii) No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending, or to the Knowledge of Sellers and the Company, Threatened.

                  (c) Except as set forth on Part 3.22(c) of the Disclosure Schedule, the consummation of the Contemplated Transactions will not in and of itself entitle any current or former employee or officer of the Company to any severance pay, unemployment compensation or any other payment that would not have otherwise been payable had the Contemplated Transactions not been consummated, and the consummation of the Contemplated Transactions will not in and of itself accelerate the time or vesting of payments or increase the amount of payments due to any current or former employee or officer of the Company in a manner that would not have resulted had the Contemplated Transactions not been consummated.

                  (d) With respect to each Employee Benefit Plan to which the Company contributes or is required to contribute that is a Multiemployer Plan, the Company has made all requested contributions to any such Multiemployer Plan.

                  (e) As used in this Section 3.22, the term "Company" shall be deemed to include any other corporation, trade, business or other entity, other than the Company, which would, together with the Company, now or in the past, constitute a single employer within the meaning of IRC Section 414.

         3.23 BOOKS AND RECORDS. The books of account, and other Books and Records of Company are complete and correct in all material respects and have been maintained in accordance with sound business practices. The Company has provided or made available to Buyer a true and complete set of the Company's Organizational Documents and minute books.

         3.24 ASSETS NECESSARY FOR CONDUCT OF BUSINESS. After giving effect to the transfer of the Retained Business, the Company shall own all the assets and have all the rights necessary for the conduct of the Business as presently conducted.

         3.25 BANK ACCOUNTS. Part 3.25 of the Disclosure Schedule sets forth the name of each bank or similar entity in which the Company has an account, lock box or safe deposit box and the names of the persons authorized to draw thereon or have access thereto.


3A.      REPRESENTATIONS AND WARRANTIES OF EACH SELLER

         Each of the Sellers, severally and not jointly, represents and warrants to Buyer as follows with respect to himself:

         3A.1     AUTHORITY OF SELLER; NO CONFLICT.

                  (a) This Agreement constitutes (assuming the valid execution and delivery by the other parties hereto) the legal, valid, and binding obligation of such Seller, enforceable against such Seller in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the equitable principles and the discretion of the court before which any proceeding therefor may be brought (whether at laws or equity). Upon the execution and delivery by such Seller of any other agreements to be executed at Closing pursuant to this Agreement, such agreements will, assuming the valid execution and delivery by the other parties thereto, constitute the legal, valid, and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the equitable principles and the discretion of the court before which any proceeding therefor may be brought (whether at laws or equity). Subject to release of the Pledge, repayment of the Bank Payment and the Perline Loan, and the cancellation of the Shareholders' Agreement, such Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the other agreements to which he is a Party, to transfer his Shares to Buyer, and to perform his obligations hereunder and thereunder.

         (b) Except as set forth in Part 3A.2 of the Disclosure Schedule, neither the execution and delivery by such Seller of this Agreement and the other agreements to which he is a party nor the consummation or performance by such Seller of any of the Contemplated Transactions will:

                  (i) conflict with, violate or result in a breach of any Legal Requirement or any Order to which such Seller may be subject; or

                  (ii) (A) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which such Seller is a party or any interest or rights of such Seller in or to his Shares; or (B) result in the imposition or creation of any Encumbrance upon or with respect to any of his Shares.

                  (c) Except for filing under the HSR Act and as set forth in Part 3A.2 of the Disclosure Schedule, such Seller is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or any of the Closing Documents or the consummation or performance of any of the Contemplated Transactions.

         3A.2     TITLE TO SHARES. Such Seller has, and will have at the Closing
Date, good title to the Shares to be conveyed by such Seller as provided in
Section 2.1 above, and such Seller owns such Shares free and clear of any Encumbrances other than the Pledge, the Bank Payment, the restrictions contained in the Shareholders' Agreement and the right of the Company to purchase Perline's Shares under certain circumstances, all of which shall be released at Closing.

                  3A.3     BROKERS OR FINDERS. Sellers have not incurred any
obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement that will not be paid by Sellers at Closing, subject to provisions of
Section 11.1 hereof.

4.    REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to Sellers as follows:

      4.1 ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

      4.2   AUTHORITY; NO CONFLICT.

            (a) This Agreement has been duly and validly executed and delivered by Buyer and (assuming the valid execution and delivery by the Company and the Sellers) constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the equitable principles and the discretion of the court before which any proceeding therefor may be brought (whether at law or in equity). Upon the execution and delivery by Buyer of the other agreements to be executed and delivered at Closing to which Buyer is a party, such agreements will (assuming the valid execution and delivery by the other parties thereto) constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the equitable principles and the discretion of the court before which any proceeding therefor may be brought (whether at law or in equity). Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the other agreements to which it is a party and to perform its obligations thereunder. The execution and delivery of this Agreement and the other agreements to which it is a party have been authorized by Buyer's Board of Directors, and no other corporate or other proceedings are necessary to authorize the execution and delivery of the Agreement or any other agreement to be executed in connection herewith or the performance or consummation of any of the Contemplated Transactions.

            (b) Except for the consent of Buyer's Bank (which is not, however, a condition to Buyer's obligation to close hereunder) neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will (i) conflict with, violate or result in a breach of any provision of Buyer's Organizational Documents, or any Legal Requirement or Order to which Buyer may be subject; (ii) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify any material Contract to which Buyer is a party or by which Buyer may be bound; or (iii) result in the imposition or creation of any Encumbrance upon or with respect to any of the material assets of Buyer. Except for filings under the HSR Act and except for the consent of Buyer's Bank (which is not, however, a condition to Buyer's obligation to close hereunder), Buyer is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         4.3 CERTAIN PROCEEDINGS. There is no Proceeding pending or, to Buyer's Knowledge, Threatened that challenges, or may have the effect of preventing, or otherwise interfering with any of the Contemplated Transactions.

         4.4 BROKERS OR FINDERS. Buyer has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement that will not be paid by the Buyer.

         4.5 INVESTMENT. The Buyer is an Accredited Investor. The Buyer is buying the Shares for its own account and not with a view to the public distribution thereof, and will not sell or transfer such Shares in violation of the Securities Act, or any applicable state securities or "blue sky" laws.


5.       COVENANTS

         5.1 ACCESS AND INVESTIGATION. Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company and its Representatives to, afford Buyer and its Representatives reasonable access during normal business hours to the Company's personnel, properties, Books and Records, and other documents and data, and furnish Buyer and its Representatives with copies of the same. Sellers and the Company shall cooperate with Buyer to provide all information and take all actions reasonably requested by Buyer in conjunction with Buyer's Financing Arrangements which shall specifically exclude any payments of money.

         5.2      OPERATION OF THE COMPANY. Except as otherwise set forth in
Part 5.2 of the Disclosure Schedule or as expressly contemplated by this Agreement, between the date of this Agreement and the Closing Date, the Company will:

                  (a) operate only in the Ordinary Course of Business;

                  (b) use commercially reasonable efforts to maintain the Business, and maintain the relations and good will with advertisers, landlords, employees, suppliers, distributors, customers and others associated with the operation of the Company;

                  (c) confer on a regular and frequent basis with Buyer and its Representatives to discuss operational matters and the general status of ongoing operations;

                  (d) promptly notify Buyer of any material changes in the Business, or the properties, assets, condition (financial or other), results of operations or prospects of the Company;

                  (e) notify Buyer at least twenty-four hours prior to entering into a collective bargaining agreement, and give Buyer the reasonable opportunity to comment with respect to the terms thereof; and

                  (f) be permitted to pay any professional fees to lawyers, accountants, investment banking or brokerage fees incurred by the Sellers or the Company, in each case in connection with the execution and delivery of this Agreement and the performance of the Contemplated Transactions.

         5.3 NEGATIVE COVENANT. Except for the transfer of the Retained Business and the transfer of the name "Van Wagner" and related trademarks, logos and similar Intangible Property as contemplated by Sections 5.12 and 5.13 hereof, and except as otherwise expressly contemplated by this Agreement or the Disclosure Schedule, between the date of this Agreement and the Closing Date, Sellers will not, and will not permit the Company to:

                  (a) take any action with respect to the Business that is not in the Ordinary Course of Business.

                  (b) (i) amend or propose to amend the Company's charter or bylaws; or (ii) split, combine or reclassify its outstanding capital stock or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise;

                  (c) (i) authorize the issuance of, or issue, sell, grant, pledge or dispose of, or agree to issue, sell, grant, pledge or dispose of, any additional shares of, or any options, warrants, or rights of any kind to acquire any shares of, the capital stock of the Company of any class or any debt or equity securities convertible into or exchangeable for such capital stock, (ii) amend or agree to amend any stock option plans of the Company or agreements with respect thereto; (iii) sell (including, without limitation, by sale-leaseback), pledge, dispose of or encumber any assets of the Company or interest therein, other than as provided in Part 5.3(c) of the Disclosure Schedule, or dispositions of assets (other than sales of advertising space pursuant to the Advertising Contracts) in the Ordinary Course of Business not exceeding $250,000 in the aggregate, (iii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock, (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

                  (d) acquire, or publicly propose to acquire, all or any substantial part of the business and properties or capital stock of any Person, whether by merger, purchase of assets, tender offer or otherwise;

                  (e) initiate, solicit or encourage, and will direct and use its best efforts to cause any officer, director or employee, investment banker, attorney, accountant or other agent employed or retained by the Company not to initiate, solicit or encourage, any proposal or offer to acquire all or any substantial part of the business and properties or capital stock of the Company, whether by merger, purchase of assets, tender offer or otherwise; and will not engage in any negotiations with respect thereto with any other Person; provided, that the restrictions contained in this Section 5.3(e) shall be null and void and of no further force and effect if the Closing has not occurred within 90 days of the date hereof;

                  (f) except as set forth on Part 5.3(f) of the Disclosure Schedule, enter into or amend any employment, severance, bonus, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees of the Company;

                  (g) except as set forth on Part 5.3(g) of the Disclosure Schedule, adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree of the Company, except (i) as required to comply with changes in applicable law occurring after the date hereof and (ii) with respect to all plans, other than in the Ordinary Course of Business;

                  (h) incur any indebtedness for money borrowed or guarantee any such indebtedness or issue or sell any debt securities or make any loans or advances, or make any capital expenditures except in the Ordinary Course of Business;

                  (i) grant any general or limited power of attorney, proxy or other similar delegation of authority, waive, toll or extend any statute of limitations or compromise or settle any litigation, or arbitration, except (i) to the extent that the defense or prosecution of any of the foregoing are in the control of an insurance company on behalf of the Company, (ii) with respect to the compromise or settlement of the pending arbitration listed on Part 3.14 of the Disclosure Schedule, or (iii) for an amount less than $25,000;

                  (j) agree in writing, or otherwise, to take any of the foregoing actions or any other action which would make any representation or warranty of Sellers or the Company contained in this Agreement untrue or incorrect in any material respect as of the Closing Date; and

                  (k) except as contemplated by Sections 5.13 and 5.14 hereof, prepay any liability with respect to the Retained Business.

         5.4 REQUIRED APPROVALS AND CONSENTS. As promptly as practicable after the date of this Agreement, Sellers will make, and will cause the Company to make, and Buyer will make, all filings required by Legal Requirements, including, without limitation, the HSR Act, to be made by them in order to consummate the Contemplated Transactions.

         5.5 BEST EFFORTS. (a) Between the date of this Agreement and the Closing Date, Sellers will use their, and will cause Company to use its, Best Efforts to cause the conditions in Article 7 and 8 to be satisfied, and will take all actions contemplated by Article 6 hereof; provided, that this Agreement will not require Sellers or Company to dispose of or make any change in any portion of the Business prior to the Closing.

                  (b) Between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Article 7 and 8 to be satisfied.

         5.6 NOTIFICATION. (a) Between the date of this Agreement and the Closing Date, Sellers will notify Buyer in writing if Sellers, or either of them, or the Company become aware of any fact or condition that causes or constitutes a material breach of any of Sellers' representations and warranties as of the date of this Agreement, or if Sellers or the Company become aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Sellers will notify Buyer of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely.

                  (b) Between the date of this Agreement and the Closing Date, Buyer will notify Sellers in writing if Buyer becomes aware of any fact or condition that causes or constitutes a material breach of any of Buyer's representations and warranties as of the date of this Agreement, or if Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Buyer will notify Sellers of the occurrence of any breach of any covenant of Buyer in this Section 6 or of the occurrence of any event that may make the satisfaction of the conditions in
Section 8 impossible or unlikely.

         5.7 ENCUMBRANCES AND SECURITY INTERESTS. Sellers agrees to obtain at or prior to Closing and deliver to Buyer at the Closing releases of all Encumbrances on the assets of the Company or the Shares, other than Permitted Liens.

         5.8 NON-TRANSFERRED EMPLOYEES. At least twenty business days prior to the Closing Date, Buyer shall notify Sellers in writing of those employees of the Company whose employment Buyer shall terminate on or within thirty (30) days after the Closing Date (the "Non-Transferred Employees").

      5.9 FINANCIAL TRANSACTIONS AT THE CLOSING. At least two business days prior to the Closing Date, Sellers shall notify Buyer in writing of the amount of the Bank Payment and the Perline Loan on the expected Closing Date. The Parties agree to take all actions and make all such payments as contemplated by
Section 2.5 hereof.

      5.10 NON-SOLICITATION; RELEASE. Sellers shall, and shall cause each Executive to, execute and deliver to Buyer at the Closing (i) a Non-Solicitation Agreement in the form attached hereto as Exhibit A (the "Non-Solicitation Agreements"); and (ii) a general release in favor of the Company in form and substance mutually satisfactory to the parties. Buyer acknowledges and agrees that (i) Sellers and the other Executives are currently engaged in the business of leasing rotating signage systems and soliciting and selling advertising for display on such signage, and the business of installing and maintaining basketball backboards and soliciting and selling advertising or sponsorship space thereon and other indoor and outdoor advertising business, and (ii) Sellers and the other Executives may continue to operate such businesses, the Retained Business and any other businesses not expressly prohibited by the terms of their respective Non-Solicitation Agreements.

      5.11 SECTION 338(H)(10) ELECTION. (a) Sellers hereby covenant and agree with Buyer that if Buyer so elects, Sellers will join in making an election under Section 338(h)(10) of the Code, and the regulations promulgated thereunder, and any applicable analogous provision of state or local law, with respect to the sale and acquisition of the Shares hereunder (the "Section 338(h)(10) Elections").

           (b) In the case of any Section 338(h)(10) Elections that are made in accordance with this Section 5.11,

                  (i) Buyer shall be responsible for the preparation and timely filing of all Company returns, documents, statements and other forms required to be filed with any federal, state or local taxing authority or any other Governmental Body in connection with the Section 338(h)(10) Elections (the "Section 338 Forms"); and

                  (ii) Sellers shall cooperate with Buyer to enable Buyer to prepare and file all Section 338 Forms and shall execute and deliver to Buyer such documents or forms as are required by the Code or the regulations promulgated thereunder (and any applicable analogous provision of state or local law) to properly complete the Section 338 Forms and to complete the Section 338 Elections, provided that such material is completed and delivered by Buyer to Sellers for execution at least 60 days prior to the date Buyer wishes to file such material.

         (c) In the case of any Section 338(h)(10) Elections that are made in accordance with this Section 5.11,

                  (i) Buyer shall be responsible for and pay any and all tax liability or other Taxes of the Company that arises under the provisions of Sections 1374 or 1375 of the Code that arises as a result of such Section 338(h)(10) Elections and all state, local or other tax liability or Taxes that arises as a result of such Section 338(h)(10) Elections and shall, notwithstanding the provisions of Section 3.12 of this Agreement, indemnify and hold the Sellers harmless from any such tax liability or other Taxes; and

                  (ii) Buyer shall, as an increase to the Purchase Price set forth in Section 2.3 of this Agreement, pay to Sellers, pro rata based upon their respective stock ownership, an amount equal to (A) that portion of any gain reported by the Company as a result of a Section 338(h)(10) Elections which is not characterized as capital gain, times
         (B) the "Effective Tax Rate Differential," which shall equal the highest marginal federal income tax rate on ordinary income in effect for the period during the calendar year 1997 that includes the Closing Date minus the federal capital gains tax rate in effect for the period during the calendar year 1997 that includes the Closing Date, which amount shall then be further divided by the result obtained by subtracting (x) the sum of the federal capital gains tax rate in effect for the period during the calendar year 1997 and the highest marginal state income tax rate of the Sellers in effect for the period during the calendar year 1997 that includes the Closing Date, minus such marginal state and local income tax rate times highest marginal federal income tax rate in effect for the period during the calendar year 1997 that includes the Closing Date from (y) one (1).

                  (iii) If (A) the gain reported by the Company on the final S returns, or any amended returns or as a result of a final IRS determination or otherwise, is more or less than the gain used in determining the amount due under Section 5.11(c)(ii), and/or (B) legislation is enacted which retroactively changes the tax rates to be used in making such determination resulting in an Effective Tax Rate Differential which is more or less than the Effective Tax Rate Differential determined at the time the payment under Section 5.11(c)(ii) is made, then the Purchase Price shall be further increased or decreased, as appropriate, to account for the foregoing. Any such further adjustments to the Purchase Price under this Section 5.11(c)(iii), shall be promptly made by Sellers or Buyer upon notification by such Party that such amounts are due.

                  (iv) All accountants,' legal and all other fees, costs and other expenses which are not unconscionable and which are incurred by the Sellers in good faith in connection with the filings and all other transactions contemplated by this Section 5.11 shall be borne by Buyer.

         (d) The Buyer shall be responsible for preparing the final subchapter-S corporate tax returns of the Company for the year commencing January 1, 1997 (the "S Return") which shall include the gain(s) reported as a result of the deemed sale of the Company assets provided by such Section 338(h)(10) Elections provided however that the Buyers shall include in such returns all information provided by Sellers with respect to all items of income, loss, deduction, or credit that arises from all activities other than the items resulting from such Section 338(h)(10) Election. Sellers and Buyer shall provide each other with such information and cooperation as may reasonably be required to complete such returns. Buyer shall provide Sellers with a copy of any such return, for their review and comment, no later than sixty (60) days prior to the due date for filing such return.

               (e) For purposes of determining the payments to be made by Buyer to Sellers in accordance with Section 5.11(c)(ii) hereof, Buyer shall notify Sellers in writing of its intention to make a Section 338(h)(10) Election or file the S Return not more than thirty (30) business days prior to the anticipated date of such filing. Sellers shall, not more than ten (10) business days thereafter, deliver to Buyer estimates of Sellers' accountants as to the amounts to be paid by Buyer to Sellers under Section 5.11(c)(ii) hereof. All amounts to be paid by Buyer to Sellers pursuant to Section 5.11(c)(ii) hereof shall be made in immediately available funds no later than the one business day prior to the date of the filing by Buyer of the S Return.

               (f) All of the obligations of Sellers under this Section 5.11 are conditioned upon and subject to payment by Buyer to Sellers of the payments due as provided in this Section 5.11.

               (g) Buyer shall pay to Sellers an amount equal to $100,000 for each day any payment due under this Section 5.11 (other than the payments to be made under Section 5.11(c)(iv)) has not been so paid on the date due.

         5.12 DELIVERY OF FINANCIAL STATEMENTS. (a) Sellers agree to deliver the Audited 1996 Financial Statements to Buyer not less than twenty days prior to the Closing Date (provided, that if the Closing Date is prior to May 31, 1997, such delivery shall be made no later than seven days prior to the Closing
Date), which shall be prepared in accordance with GAAP applied on a consistent basis through the periods covered thereby, and will present fairly the financial condition of the Company as of December 31, 1996 and the results of operations of the Company for the period then ordered.

               (b) From the date hereof through the Closing Date, Sellers shall use their Best Efforts to cause the Company to deliver to Buyer a monthly statement of operations for the previous month as soon as available and in any event within thirty (30) calendar days after the end of each month; provided, that such statements for the months of January, February and March of 1997 shall not be required to be provided to Buyer before May 15, 1997.

         5.13 TRANSFER OF RETAINED BUSINESS. Sellers, Buyer and the Company agree that as of a date which is prior to the Closing Date, the Company will assign, transfer or otherwise divest itself of ("Transfer") the securities, contracts and other assets owned by the Company listed on

Part 5.13 of the Disclosure Schedule, all of which shall collectively be referred to in this Agreement as the "Retained Business," and all obligations with respect thereto shall be assumed by the assignee or other recipient thereof. Notwithstanding any provision of this Agreement to the contrary, including but not limited to Section 5.2(a), any business opportunity which would not be a violation by Schaps under the Non-Solicitation Agreement if the effective date thereof were the date hereof, shall be deemed to be an opportunity derived for the benefit of Schaps and, at Schaps' discretion, may be assigned prior to the Closing and shall, for purposes of this Agreement, be deemed a "Retained Business".

         5.14 INTERCOMPANY INDEBTEDNESS. The Parties hereto acknowledge that as of a date which is prior to the Closing Date, the intercompany and related company indebtedness set forth on Part 5.14 of the Disclosure Schedule owed to the Company shall be contributed by the Company to the capital of the respective debtors , or shall be cancelled in any such other manner as shall be determined by Sellers, provided there is no adverse tax consequence to Buyer as a result thereof.

         5.15 TRANSFER AND USE OF NAME. At the Closing, the Company shall assign to Schaps or his designee all of the Company's rights and interests in the name "Van Wagner", together with any registered or unregistered trademarks, service marks, trade names, logos or similar Intellectual Property relating to the name "Van Wagner" of the Company (collectively, the "Names") without recourse or warranty. At the Closing, the Parties shall take all actions necessary and desirable to change the name of the Company in accordance with the provisions of this Section 5.15. At the Closing, Schaps shall grant to the Company a nonexclusive, royalty free, worldwide license to use the "Van Wagner" name for thirty (30) days after the Closing Date in connection with the conduct of the Business of the Company; provided that such license shall be for a period of 180 days after the Closing solely with respect to use of the Names on displays of the Company. Buyer hereby agrees that, at the Closing, Buyer will change the name of the Company or any successor to the Business of the Company from "Van Wagner" or any name similar to or containing the words "Van Wagner" and that neither the Buyer nor the Company nor any successor to the Business of the Company nor any Affiliate of Buyer or the Company will continue to use the name "Van Wagner" or any name similar to or containing the words "Van Wagner" in connection with the Company or with the conduct of any Business. Within 180 days following Closing, the Company shall modify all displays maintained by the Company so that they no longer contain the name "Van Wagner".

         5.16 TERMINATION/ASSIGNMENT OF CONTRACTS. At or prior to the Closing, Sellers shall cause all of the agreements described on Parts 5.3(f), 5.3(g) and
5.16 of the Disclosure Schedule (except for the Profit Sharing Plan defined in
Section 5.18, the Group Major Medical, Dental and Life Insurance, the Vision Service Plan and the Group Long Term Disability Plan, all as described in Part 5.3(g) of the Disclosure Schedule) to be terminated or assigned and, if assigned, to be assumed by the assignee thereof, unless a release of the Company is given with respect thereto.

      5.17 TAXES. (a) After the Closing, and subject to the provisions of
Section 5.11 hereof, Sellers shall have the exclusive authority and obligation to prepare and file, or cause to be prepared and filed, all income Tax Returns of the Company for, or with respect to, income Taxes for all taxable periods ended or prior to the Closing; provided, however, that the Tax Returns with respect to the income of the Company that relate to the taxable year or other taxable period which includes the Closing Date shall, to the extent permitted by applicable law, be prepared by treating all items on such Tax Returns in a manner consistent with the past practices of the Company with respect to such items.

           (b) Except as otherwise provided in Section 5.11 and except with respect to current liabilities as contemplated in the definition of Closing Date Net Working Capital, Sellers shall pay all Taxes of the Company with respect to periods prior to the Closing Date.

      5.18 PROFIT SHARING PLAN. Buyer hereby covenants and agrees that, (a) coincident with the Closing, the Company shall assume the Van Wagner Communications, Inc. Profit Sharing Plan (the "Profit Sharing Plan"), retaining all liabilities of the Profit Sharing Plan, (b) upon the Closing, the Company shall (i) appoint a committee to administer the Profit Sharing Plan, (ii) appoint a trustee or trustees of the trust maintained under the Profit Sharing Plan, and (iii) enter into an agreement with such trustees to maintain the Profit Sharing Plan, subject to the requirements of the Profit Sharing Plan and
(c) Buyer shall take all actions necessary to permit each Profit Sharing Plan participant and beneficiary to receive prompt payment of any distribution to which such participant or beneficiary is entitled under the Profit Sharing Plan. Nothing in this Section 5.18 shall be construed to impose on the Buyer any obligation to continue to maintain the Profit Sharing Plan with respect to periods after the Closing Date.

      5.19 PAYMENTS TO EMPLOYEES. On the Closing Date, the Company will have paid or accrued as a current liability all wages (including vacation pay), bonuses and commissions, which shall be prorated as of Closing, due to its employees under any contracts or other agreements of the Company for payment of any of the foregoing.

      5.20 INSURANCE. Sellers agree that all of the insurance claims described in Item 4 on Part 3.16 of the Disclosure Schedule shall remain the obligations of Sellers (unless or until the insurance company of the Company (basic and umbrella coverage) agrees that the claim is a covered claim), provided that Buyer, at the expense of Sellers, (i) maintain in full force and effect the insurance policy under which such claim is made, (ii) cooperate in the defense of such claim, and (iii) take all actions reasonably requested by Sellers in connection with the foregoing. Sellers shall have the sole right to control and settle such claim, provided that Sellers pay all costs and expenses with respect thereto.

6.    COVENANTS OF THE PARTIES RELATING TO ANTITRUST MATTERS

           6.1 ANTITRUST FILINGS. In addition to and without limiting the covenants and agreements of the Parties contained elsewhere in this Agreement:

                  (a) The Parties shall use their Best Efforts to (i) as soon as practicable, take all actions necessary to make the filings and notifications required of such parties or any of their Affiliates under the HSR Act or any Antitrust Law (as hereinafter defined), (ii) comply at the earliest practicable date with any request for additional information or documentary material received by Buyer, Sellers or the Company or any of their affiliates from the FTC or the Antitrust Division. The Parties shall take all action necessary, proper and advisable under applicable Legal Requirements with respect to the following: (x) to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, including, without limitation, by responding as promptly as practicable to any inquiries received from the FTC or the Antitrust Division or any Governmental Body for additional information or documentation, (y) to cause the expiration or termination of applicable waiting periods, the satisfaction of such other filing requirements, or the issuance of such approvals, consents or authorizations as may be required with respect to the Antitrust Laws of any foreign jurisdiction or any Governmental Body, and (z) to avoid the entry of any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, under any Antitrust Law, that would have the effect of prohibiting, preventing or restricting consummation of the Contemplated Transactions.

                  (b) The Parties shall, in connection with the efforts referenced in the foregoing paragraph to obtain all requisite approvals and authorizations for the Contemplated Transactions under Antitrust Laws (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry; (ii) promptly inform the other Party of any communication to it from any Governmental Body and permit the other Party to review in advance any proposed communication from it to any Governmental Body or third party; and (iii) not arrange for or participate in any meeting with any Governmental Body in respect of any filings, investigation or other inquiry without consulting with each other in advance, and, to the extent permitted by such Governmental Body, giving the other Party the opportunity to attend and participate thereat.

                  (c) The Parties shall use their Best Efforts to resolve such objections, if any, as may be asserted with respect to the Contemplated Transactions under any Antitrust Law. If any administrative, judicial or legislative action or proceeding is instituted (or threatened to be instituted) challenging the Contemplated Transactions as violative of any Antitrust Law, Buyer, Sellers and the Company shall each cooperate and use its Best Efforts vigorously to contest and resist any such action or proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits (or seeks to restrict, prevent or prohibit) consummation of the Contemplated Transactions, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative actions. Notwithstanding the foregoing, the Company shall not be required to divest or hold separate or otherwise take or commit to take any action that, prior to the Closing Date, limits its freedom of action with respect to, or its ability to retain, any of its businesses or assets.

                  (d) Buyer shall also take, or agree to also take any action that may be required (i) by the applicable Governmental Body (including, without limitation, the FTC, the Antitrust Division or any state attorney general) in order to resolve any objections that such Governmental Body may have to the Contemplated Transactions under such Antitrust Law, or (ii) by any domestic or foreign court or other tribunal, in any action or proceeding brought by a private party or Governmental Body challenging such transactions as violative of any Antitrust Law, in order to avoid the entry of, or to effect the dissolution, vacating, lifting or reversal of, any Order that has the effect of restricting, preventing or prohibiting the consummation of any such transactions, including, without limitation, divesting or agreeing to divest any stock or other equity interest of a corporation or other entity or assets of any nature. Notwithstanding any other provision of this Agreement, Buyer shall take any action required by this Article 6 so as to enable the Closing to take place not later than 150 days after the date hereof.


7.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

         Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in writing, in whole or in part):

         7.1 ACCURACY OF REPRESENTATIONS. Sellers' representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date (except for those representations and warranties made as of a specific date which shall be accurate in all material respects as of the date made), and Buyer shall have received a certificate of Sellers, dated as of the Closing Date, as to such accuracy.

         7.2 SELLERS' PERFORMANCE. The covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects, including, without limitation, the release of all Encumbrances on the Shares, and Buyer shall have received a certificate of Sellers, dated as of the Closing Date, as to such compliance.

         7.3 ADDITIONAL DOCUMENTS. Each of the following documents must have been delivered to Buyer:

                  (a) a favorable opinion of counsel to Sellers and the Company dated the Closing Date, to the effect set forth on Exhibit B;

                  (b) the deliveries required from Sellers and the Company in
Section 2.5; and

          (c) such other documents as Buyer may reasonably request for the purpose of (i) evidencing the satisfaction of any condition referred to in this
Article 7, or (ii) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

      7.4 NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced and pending or Threatened any Proceeding (other than a Proceeding relating to the HSR Act or other Antitrust Law) by a third party (i) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (ii) that prevents, makes illegal, or otherwise materially interferes with any of the Contemplated Transactions or seeks to do any of the foregoing.

      7.5 CHANGE IN EBITDA. The EBITDA of the Company for the fiscal year ended December 31, 1996, as calculated based on the Audited 1996 Financial Statements, shall not be less than $7,816,000.

      7.6 ABSENCE OF MATERIAL ADVERSE CHANGE. Since the date hereof, there will not have been any Material Adverse Change.

      7.7 TERMINATION/ASSIGNMENT OF AGREEMENTS AND PLANS. The agreements described on Parts 5.3(f), 5.3(g) and 5.16 of the Disclosure Schedule (except for the Profit Sharing Plan defined in Section 5.18, the Group Major Medical, Dental and Life Insurance, the Vision Service Plan and the Group Long Term Disability Plan, all as described in Part 5.3(g) of the Disclosure Schedule), shall have been terminated or assigned and, if assigned, to be assumed by the assignee thereof, unless a release of the Company is given with respect thereto.

      7.8 NO PROHIBITION. Except for any Legal Requirement of or with respect to the HSR Act or the Antitrust Division, there must not be in effect any Legal Requirement or injunction or other Orders that prohibits or materially restricts the consummation of the Contemplated Transactions.


8.    CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS TO CLOSE

      Sellers' obligations to sell the Shares and Sellers' obligations to take the other actions required to be taken by Sellers at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in writing, in whole or in part):

      8.1 ACCURACY OF REPRESENTATIONS. Buyer's representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, and Sellers shall have received a certificate of an executive officer of Buyer, dated as of the Closing Date, as to such accuracy.

         8.2 BUYER'S PERFORMANCE. The covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects, and Sellers shall have received a certificate of an executive officer of Buyer, dated as of the Closing Date, as to such compliance.

         8.3 PAYMENT OF PURCHASE PRICE. The Buyer shall have paid the Purchase Price to Seller at Closing in accordance with the terms hereof.

         8.4 ADDITIONAL DOCUMENTS. Buyer must have caused the following documents to be delivered to Sellers:

                  (a) a favorable opinion of counsel to Buyer dated the Closing Date, to the effect set forth in Exhibit C;

                  (b) the deliveries required from Buyer in Section 2.5; and

                  (c) such other documents as Sellers may reasonably request for the purpose of (i) evidencing the satisfaction of any condition referred to in this Article 8, or (ii) otherwise facilitating the consummation of any of the Contemplated Transactions.

         8.5 NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced and pending or Threatened any Proceeding by a third party (i) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (ii) that prevents, makes illegal, or otherwise materially interferes with any of the Contemplated Transactions or seeks to do any of the foregoing.

         8.6 NO PROHIBITION. The applicable waiting period applicable under the HSR Act shall have terminated or expired and there must not be in effect any Legal Requirement or any injunction or other Order that prohibits or restricts the consummation of the Contemplated Transactions; provided that Sellers shall have taken all actions required of Sellers under Article 6 hereof.

9.       TERMINATION

         9.1 TERMINATION EVENTS. This Agreement may, by notice given prior to or at the Closing, be terminated:

                  (a) by mutual written consent of Buyer and Sellers;

                  (b) (i) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Sellers, if any of the conditions in Article 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers or the Company to comply with their respective obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date; or

                  (c) by Buyer, on the one hand, or Sellers, on the other hand, if the Closing has not occurred on or before 150 days after the date of this Agreement (other than through the failure of the other Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement).

         9.2      EFFECT OF TERMINATION.

                  Each Party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the Parties under this Agreement will terminate, except that the obligations in Section 11.1 will survive; provided, however, that if this Agreement is terminated by a Party because of the breach of the Agreement by the other Party or because one or more of the conditions to the terminating Party's obligations under this Agreement is not satisfied as a result of the other Party's failure to comply with its obligations under this Agreement, each Party's right to pursue all legal and equitable remedies, including without limitation, specific performance, separately or simultaneously will survive such termination unimpaired.

         9.3      BUYER'S BREACH.

                  Notwithstanding anything to the contrary contained in this Agreement, if the Closing has not occurred within 150 days from the date hereof and all of the conditions set forth in Article 7 hereof (but specifically excluding any conditions with respect to the HSR Act or the Antitrust Division) have been fulfilled, Buyer shall be deemed to have breached its obligations under this Agreement, and Sellers shall be entitled to exercise all of their rights and remedies under this Agreement, including, without limitation, under Articles 9 and 10 hereof, and to pursue all other legal and equitable remedies available to them, as a result of such breach.

10.      INDEMNIFICATION; REMEDIES

         10.1 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS. From and after the Closing Date and subject to the provisions of this Article 10, (i) with respect to each of 10.1(a), 10.1(b) and 10.1(d), each of the Sellers, severally in proportion to his Pro Rata Percentage (provided that, with respect to the representations contained in Article 3.A hereof, each Seller shall indemnify Buyer as otherwise provided hereunder severally with respect to himself), and (ii) with respect to each of 10.1(c) and 10.1(e), Schaps, will indemnify and hold harmless Buyer and its Affiliates (collectively, the "Seller Indemnified Persons") for, and will pay to the Seller

Indemnified Persons the amount of, any Damages arising directly or indirectly from or in connection with:

                  (a) any breach of any representation or warranty made by Sellers, or either of them, in this Agreement or the Disclosure Schedule or the certificate described in Section 7.1 hereof, unless Buyer had Knowledge of such breach at the time of the Closing and nonetheless elected to proceed with the Closing;

                  (b) any breach by Sellers, or either of them, of any covenant or obligation of Sellers, or either of them, in this Agreement or the certificate described in Section 7.2 hereof, unless Buyer had Knowledge of such breach at the time of the Closing and nonetheless elected to proceed with the Closing;

                  (c) the Retained Business;

                  (d) the Dorna USA Employee Savings and Investment Plan; or

                  (e) (i) any amounts due under the Phantom Stock Plan of the Company, and (ii) any bonus or other compensation payments claimed in respect of the Executives, the Non-Transferred Employees and under any of the employment or consulting agreements listed on Parts 5.3(f), 5.3(g) and 5.16 of the Disclosure Schedule, in each case other than any bonus or other compensation payments claimed with respect to services provided to the Company after the Closing Date.

         10.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER. Buyer will indemnify and hold harmless Sellers and their respective Affiliates (collectively, the "Buyer Indemnified Persons") for, and will pay to the Buyer Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with:

                  (a) any breach of any representation or warranty made by Buyer in this Agreement or the Disclosure Schedule, unless any of the Executives had Knowledge of such breach at the time of the Closing and Sellers nonetheless elected to proceed with the Closing;

                  (b) any breach by Buyer of any covenant or obligation of Buyer in this Agreement, (unless any of the Executives had knowledge of such breach at the time of the Closing and Sellers nonetheless elected to proceed with the Closing); or

                  (c) any Taxes or other tax liability of the Company incurred by Sellers pursuant to or in connection with any Section 338(h)(10) Elections made by Buyer in accordance with Section 5.11 hereof, in which case, any payment made by the Buyer pursuant to this Section 10.2(c) shall be "grossed up" for any federal, state or local tax liability payable in respect of such payments (provided that this Section is not intended and shall not require more than one "gross up").

         10.3     PROCEDURE FOR INDEMNIFICATION -- THIRD PARTY CLAIMS.

                  (a) Promptly after receipt by an Indemnified Person under
Section 10.1 or 10.2, of notice of any claim against it, such Indemnified Person will, if a claim is to be made against an Indemnifying Party under such Section, give notice to the Indemnifying Party of the commencement of such claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Person, except to the extent that the Indemnified Party is prejudiced by the Indemnifying Party's failure to give such notice.

                  (b) If any claim referred to in Section 10.3(a) is brought against an Indemnified Person and such Indemnified Person gives notice to the Indemnifying Party of the commencement of a proceeding with respect to such claim (a "Proceeding"), the Indemnifying Party will be entitled to participate in such Proceeding and, to the extent that it chooses (unless the Indemnifying Party is also a party to such Proceeding and the Indemnified Person determines in good faith that the Indemnifying Party would have a conflict of interest in assuming such defense) to assume the defense of such Proceeding with counsel reasonably satisfactory to the Indemnified Person and, after notice from the Indemnifying Party to the Indemnified Person of its election to assume the defense of such Proceeding, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this
Article 10 for any fees of other counsel (other than in the circumstances provided above) or any other expenses with respect to the defense of such Proceeding. If the Indemnifying Party assumes the defense of a claim, no compromise or settlement of any such claim may be effected by the Indemnifying Party without the Indemnified Person's consent, which consent shall not be unreasonably withheld, unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Indemnified Person, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party. Subject to Section 10.3(c), if notice is given to an Indemnifying Party of any claim and the Indemnifying Party does not, within twenty (20) days after the Indemnified Person's notice is given, give notice to the Indemnified Person of its election to assume the defense of such claim, the Indemnifying Party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Person and will be liable for all expenses if it wrongfully failed to assume such defense.

                  (c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a claim may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such claim, but the Indemnifying Party will not be bound by any determination of a claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld) or delayed.

      10.4 PROCEDURE FOR INDEMNIFICATION -- OTHER CLAIMS. A claim for indemnification for any matter not involving a third-party claim shall be asserted by written notice to the Indemnifying Party from whom indemnification is sought.

      10.5  SURVIVAL/LIMITATIONS.

            (a) The Parties hereto agree that (i) the representations and warranties contained in Articles 3A and 4 shall survive for the applicable statute of limitations; (ii) the covenants contained herein which are to be performed after the Closing Date shall survive without limitation, (iii) the representations and warranties in Sections 3.12 and 3.22 shall survive for three
(3) years, (iv) the representations and warranties in Section 3.11 shall survive for eighteen (18) months, (v) the representations and warranties in Section 3.9 shall survive for thirty (30) months, and (vi) all other representations and warranties shall survive for twelve (12) months, following the Closing Date (subject, in the case of clauses (iii), (iv) and (v) and (vi) hereof, to any applicable shorter statutes of limitation with respect to the subject matter thereof). Any claim with respect to a breach of representations and warranties must be made in a writing to the Indemnifying Party within the survival period specified for such representations and warranties.

            (b) Sellers shall have no obligation to indemnify the Seller Indemnified Persons for Damages pursuant to Section 10.1(a) or (b) hereof (except with respect to a breach of the representations contained in Section 3.A.2 hereof), except for any Damages in the aggregate in excess of Two Hundred and Fifty Thousand Dollars ($250,000) the ("Floor") provided, however, that if Damages in the aggregate exceed the Floor, the Sellers shall indemnify the Seller Indemnified Persons only for the amount of all such Damages in excess of the Floor. In no event shall Sellers, in the aggregate, have any obligation to indemnify the Seller Indemnified Persons for Damages pursuant to Section 10.1(a) or (b) hereof (except with respect to a breach of the representations contained in Section 3.A.2 hereof) in an amount in excess of $25,000,000 in the aggregate.

           (c) The amount of any indemnification required to be paid by Sellers hereunder shall be reduced by any tax benefit received by Buyer directly as a result of the Damages giving rise to a claim for indemnification.

      10.6 EXCLUSIVE REMEDY. The indemnification provisions in this Article 10 are the exclusive remedy of the Parties from and after the Closing Date for any breach of a representation, warranty or covenant contained herein.

      10.7 GENERAL. (a) Each Indemnified Party shall be obligated in connection with any claim for indemnification under this Article 10 to use all commercially reasonable efforts to obtain any insurance proceeds available to such Indemnified Party with regard to the applicable claim. The amount which an Indemnifying Party is or may be required to pay to any Indemnified Party pursuant to this Article 10 shall be reduced (retroactively, if necessary) by any insurance proceeds or other amounts actually recovered (net of any relevant collection costs) by or on behalf or such Indemnified party in reduction of the related Damages. If an Indemnified Party shall have received the payment required by this Agreement from an Indemnifying Party in respect of Damages and shall subsequently receive insurance proceeds or other amounts in respect of such Damages, then such Indemnified Party shall promptly repay to such Indemnifying Party a sum equal to the amount of such insurance proceeds or other amounts actually received (net of any relevant collection costs).

                  (b) In addition to the requirements of Section 10.7(a), each Indemnified party shall be obligated in connection with any claim for indemnification under this Article 10 to use all commercially reasonable efforts to mitigate Damages upon and after becoming aware of any event which could reasonably be expected to give rise to such Damages.


11.      GENERAL PROVISIONS

         11.1 EXPENSES. (a) Except as otherwise expressly provided in this Agreement, Sellers shall pay Sellers' and the Company's (incurred prior to the Closing) expenses, and Buyer shall pay Buyer's expenses, incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including, without limitation, all fees and expenses of agents, representatives, brokers or finders, counsel, and accountants (collectively, "Expenses"). In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

                  (b) All sales and other transfer taxes (other than those arising in connection with the transfers of the Retained Business and the Name contemplated by Sections 5.13 and 5.15, which shall be borne by Sellers) arising out of or in connection with the Contemplated Transactions shall be borne by Buyer or the Company.

                  (c) Buyer shall pay all of the expenses of the Sellers incurred in connection with any 338(h)(10) Election made by Buyer, which expenses shall include all fees, charges and expenses of attorneys, accountants and other professionals retained by Sellers in connection with any matter relating to the 338(h)(10) Election.

         11.2 PUBLIC ANNOUNCEMENTS; CONFIDENTIALITY. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer and Seller agree in writing, provided that the Parties shall reasonably cooperate in such announcements, and provided further that nothing contained herein shall prevent any Party from at any time furnishing information required by a Governmental Body. Unless consented to by Buyer and Seller in advance or required by Legal Requirements, prior to the Closing, each Party shall, and shall cause their respective Representatives to, keep this Agreement strictly confidential and may not make any disclosure of


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

this Agreement to any Person. Buyer agrees that Sellers shall have the opportunity to review and make comment on, which comments shall be reasonably considered by Buyer, any disclosures made by Buyer pursuant to any Legal Requirements with respect to the Company. In addition, the terms of that certain Confidentiality Agreement dated March 31, 1997 between Buyer and Sellers (the "Confidentiality Agreement") are incorporated herein by reference; provided, however, that the Confidentiality Agreement shall not preclude Buyer from making any filings required by any Legal Requirement.

      11.3 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a Party may designate by notice to the other Parties):

      If to a Schaps, to:
            Richard M. Schaps
            c/o Van Wagner Communications, Inc.
            420 Lexington Avenue.
            New York, NY 10170
            Telephone No.:  (212) 953-7744
            Facsimile No.:

      With a copy to:
            Baer Marks & Upham LLP
            805 Third Avenue
            New York, NY 10022
            Attention:  Steven S. Pretsfelder, Esq.
            Telephone No.:  (212) 702-5730
            Facsimile No.:  (212) 702-5941

      If to Buyer, to:
            Outdoor Systems, Inc.
            2502 N. Black Canyon Highway
            Phoenix, Arizona 85009
            Attention:  William S. Levine
            Telephone No.: (608) 248-8181
            Facsimile No.: (602) 248-0884


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
      With a copy to:
            Powell, Goldstein, Frazer & Murphy LLP Sixteenth Floor 191 Peachtree Street, N.E.
            Atlanta, GA  30303
            Attention:  William B. Shearer, Esq.
            Telephone No.:    (404) 572-6600
            Facsimile No.:    (404) 572-6999

      If to Perline to:
            65 Central Park West
            New York, New York 10023

      With a copy to:
            Cox Buchanan
            Padmore & Shakarchy
            603 Third Avenue
            New York, NY  10017-6782
            Attention:  Larry Greenapple, Esq.
            Telephone No.:    (212) 953-6633
            Facsimile No.:    (212) 949-6943

      11.4 FURTHER ASSURANCES. The Parties and the Company agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 10).

      11.5 WAIVER. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

      11.6 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes (along with the documents referred to in, or executed in connection with, this Agreement including, but not limited to, the Confidentiality Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Party to be charged with the amendment.

         11.7 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. No Party may assign any of its rights under this Agreement without the prior consent of the other Party; provided, however, that Buyer may assign its rights and obligations hereunder to an Affiliate of Buyer or as security for Buyer's lender(s) in connection with Buyer's Financing Arrangements; provided, further, however, that no such assignment shall relieve Buyer of its obligations hereunder. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the Parties, their successors, and their permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

         11.8 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         11.9 POST-CLOSING ACCESS. Buyer agrees that all Books and Records delivered to Buyer by Sellers pursuant to this Agreement shall be maintained open for inspection by Sellers at any time during regular business hours upon reasonable notice for a period of six (6) years (or for such longer period as may be required by applicable Legal Requirements) following the Closing and that, during such period, Sellers, at their expense, may make such copies thereof as it may reasonably desire (subject in each case to Sellers' obligations to maintain the confidentiality of such Books and Records).

         11.10 HEADINGS; CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         11.11 APPLICABLE LAW. This Agreement shall be governed and controlled as to validity, enforcement, interpretations, construction, effect and in all other respects by the internal laws of the State of New York, without giving effect to the conflicts of law provisions thereof. The Parties hereto agree to submit exclusively to jurisdiction any federal or state court located in the State of New York any dispute or controversy arising out of or relating to this Agreement.

         11.12 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits, Schedules and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof. Any matter disclosed on the Disclosure Schedule pursuant to one provision, subprovision, section or subsection of this Agreement is deemed disclosed for all other purposes of this Agreement or the Disclosure Schedule.

         11.13 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.


                                    BUYER:

                                    Outdoor Systems, Inc.


                                    By:   ______________________________________
                                          Name: William S. Levine
                                          Title: Chairman of the Board



                                    SELLERS:


                                    ____________________________________________
                                    RICHARD M. SCHAPS


                                    ____________________________________________
                                    JASON PERLINE



                                    COMPANY:

                                    Van Wagner Communications, Inc.

                                    By:   ______________________________________
                                          Name: Richard M. Schaps
                                          Title: President


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